INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated May 2, 2001 on the financial statements of Village XI Acquisition Corporation included in and made part of the registration statement of Village XI Acquisition Corporation dated May 9, 2001.

May 9, 2001

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant